Exhibit 107

Calculation of Filing Fee Tables

Form S-8

SENSEONICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.001 par value per share	457(h)	27,163,244 (2)	$1.12	(3)	$30,422,833.28	0.0000927	$2,820.20
Total Offering Amounts						$30,422,833.28		$2,820.20
Total Fee Offsets								–
Net Fee Due								$2,820.20

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents shares of Common Stock that were added to the shares authorized for issuance under the Senseonics Holdings, Inc. 2015 Equity Incentive Plan (the “2015 EIP”) and 2016 Employee Stock Purchase Plan (the “2016 ESPP”) on January 1, 2020, January 1, 2021 and January 1, 2022 pursuant to an “evergreen” provision contained in the 2015 EIP and 2016 ESPP.

(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American on May 23, 2022.

(4) The Registrant does not have any fee offsets.